Exhibit 10.9

INDEMNIFICATION AGREEMENT

This Indemnification Agreement dated as of the 6th of October, 2004.

BETWEEN:

•,

of the City of •, in the

Province of •

(hereinafter referred to as the “Director”),

OF THE FIRST PART,

- and –

PERU COPPER INC.,

a corporation incorporated under the laws

of Canada

(hereinafter referred to as the “Corporation”),

OF THE SECOND PART.

WHEREAS:

(a)	the Corporation desires to attract and retain the services of highly qualified individuals such as the Director to serve as directors of the Corporation;

(b)	in order to attract such individuals the Corporation desires to provide them with the maximum protection permitted by applicable law against liabilities they may incur in their capacities as directors of the Corporation or in any other capacity in which they may act at the request of the Corporation;

(c)	in light of the foregoing, the Director consented to be elected and has been elected a Director of the Corporation; and

(d)	the Corporation desires to provide the Director with the maximum protection permitted by applicable law against any and all liabilities he may incur in his capacity as a director of the Corporation or in any other capacity in which he may act at the request of the Corporation.

NOW THEREFORE in consideration of the premises, the payment by each party to the other of the sum of $1.00 in lawful money of Canada (receipt of which is hereby acknowledged), the respective covenants of each party set forth in this Agreement and other good and valuable consideration (the sufficiency of which is acknowledged), the parties hereby agree as follows:

Section 1 Definitions

In this Agreement:

“Act” means the Canada Business Corporations Act, as in force from time to time during the term of this Agreement;

“Agent” means any person who is or was a director, officer, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, body corporate or other entity or enterprise;

“Board” means the board of directors of the Corporation and, for greater certainty, includes any committee of the Board;

“Expenses” means, without limitation, lawyers’ fees and any expenses of establishing a right to indemnification under this Agreement, the Act or otherwise or of defending against any claims as to which a right of indemnification is asserted hereunder by the Director; and

“Proceeding” means threatened, pending, contemplated or completed action or proceeding, whether civil, criminal, administrative or investigative, to which the Director is or was a party or is threatened to be made a party by reason of the fact that the Director is or was an Agent of the Corporation or by reason of anything done or not done by him in such capacity.

Section 2 Agreement to Serve

In consideration of the protection afforded by this Agreement, the Director agrees to serve as a director of the Corporation, provided that nothing in this Agreement shall prohibit the Director from resigning as such at any time. If the Director is an employee or agent of the Corporation, nothing contained in this Agreement is intended to create, and shall not create, in the Director any right to continued employment.

Section 3 Indemnification

(1)	Indemnity. The Corporation shall indemnify the Director, effective from the date the Director was first elected to the Board, against any and all Expenses, judgments, fines, penalties, settlements and other amounts actually and reasonably incurred by the Director in connection with any Proceeding to the full extent permitted by the Act if, the Director acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Director had reasonable grounds for believing that his conduct was lawful. No determination in any Proceeding against the Director by judgment, order, settlement (with or without court approval) or conviction shall, of itself, create a presumption that the Director did not act honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal action or proceeding, that the Director did not have reasonable grounds for believing that his conduct was lawful.

(2)	Notice and Co-operation by the Director. The Director shall, as a condition precedent to his right to be indemnified under this Agreement, give the Corporation notice in writing as soon as practicable of the commencement or the threatened commencement of any Proceeding against the Director for which indemnification will or could be sought under this Agreement. Notice to the Corporation shall be directed to the President and Chief Executive Officer of the Corporation at the address shown on the signature page of this Agreement (or such other address as the Corporation shall designate in writing to the Director). In addition, the Director shall give the Corporation such information and co-operation regarding such Proceeding or threatened Proceeding as it may reasonably require and as shall be within the Director’s power, but the Director shall not be required to agree to any request for co-operation that, acting reasonably, he concludes to be contrary to his interests.

(3)	Procedure. Subject to the provisions of section 4 as to the advancement of Expenses, any indemnification provided for in this section 3 shall be paid no later than 45 days after receipt of written request of the Director. If a claim under this Agreement, the Act, or any other statute, or any provision of the Corporation’s articles or by-laws providing for indemnification is not paid in full by the Corporation within 45 days after a written request for payment thereof has first been received by the Corporation, the Director may, but need not, at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, subject to section 15 of this Agreement, the Director shall also be entitled to be paid the Expenses of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that the Director has not met the standards of conduct which make it permissible under applicable law for the Corporation to indemnify the Director for the amount claimed, but the burden of proving such defence shall be on the Corporation and the Director shall be entitled to receive advances of Expenses pursuant to section 4 hereof unless and until such defence may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that if the Corporation contests the Director’s right to indemnification, the question of the Director’s right to indemnification shall be for the court to decide, and neither the failure of the Corporation (including the Board, any committee or subgroup of the Board, independent legal counsel or the Corporation’s shareholders) to have made a determination that indemnification of the Director is proper in the circumstances because the Director has met with applicable standard of conduct required by applicable law, nor an actual determination by the Corporation (including the Board, any committee or subgroup of the Board, independent legal counsel, or its shareholders) that the Director has not met such applicable standard of conduct, shall create a presumption that the Director has or has not met the applicable standard of conduct.

(4)	Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to section 3(2) hereof, the Corporation has directors’, officers’, employees’ and/or agents’ liability insurance in effect, the Corporation shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Director, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(5)	Selection of Counsel. In the event the Corporation shall be obligated under this section 3 to indemnify the Director, the Corporation shall be entitled to assume the defence of such Proceeding upon the delivery to the Director of written notice of its election so to do. Legal counsel retained by the Corporation under the preceding sentence shall be satisfactory to the Director, acting reasonably, and shall be instructed not to initiate or participate in (without prior written consent of the Director) any discussions that might lead to a settlement inconsistent with section 5. After delivery of such notice and the retention of counsel by the Corporation, the Corporation shall not be liable to the Director under this Agreement for any fees of counsel subsequently incurred by the Director with respect to the same Proceeding, provided that (i) the Director shall have the right to employ her own counsel in any such Proceeding at the Director’s expense; and (ii) if (A) the employment of counsel by the Director has been previously authorized by the Corporation, (B) the Director shall have been advised in a written opinion of counsel acceptable to the Corporation, acting reasonably, addressed to the Director and to the Corporation stating that there may be a conflict of interest between the Corporation and the Director in the conduct of any such defence, or (C) the Corporation shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of the Director’s counsel shall be borne by the Corporation.

Section 4 Advances of Expenses

The Corporation shall advance all Expenses incurred by the Director in connection with the investigation, defence, settlement or appeal of any Proceeding prior to the final disposition thereof upon receipt by the Corporation of an undertaking by or on behalf of the Director to repay the Corporation such advanced amounts if it shall be determined ultimately that the Director is not entitled to be indemnified by the Corporation hereunder and provided that the Director offers reasonable proof of the Director’s ability to repay such advanced amounts under such circumstances and if it is not then contrary to applicable law for the Corporation to do so. Notwithstanding the foregoing, however, such advances shall not be made if it is determined by a majority vote of a quorum of disinterested directors of the Corporation (or by independent legal counsel, if such a quorum is not obtainable) that the Director acted in bad faith or deliberately breached his duty to the Corporation and its shareholders and, as a result, it is more likely than not that the Director will not be entitled to indemnification under the terms of this Agreement. The advances of Expenses to be made hereunder shall be paid by the Corporation to the Director within 30 days following delivery of a written request therefor by the Director to the Corporation.

Section 5 Settlement

(1)	Determination of Settlement Terms. The Corporation shall be entitled to settle any proceeding against the Director for which indemnity is sought by the Director hereunder on terms and conditions determined by the Corporation, provided that:

(i)	the settlement does not involve any obligation or liability of the Director other than the payment of a monetary amount;

(ii)	the Director is indemnified in full against payment of such monetary amount together with all related Expenses, whether or not such Expenses would otherwise be payable hereunder; and

(iii)	the settlement is expressly stated to be made by the Corporation on behalf of the Director, without any admission of liability by the Director.

(2)	Director Co-operation. Provided that the conditions referred to in sections 5(1)(i), (ii) and (iii) are met, the Director shall execute all documents and do such other things as are reasonably requested by the Corporation to give effect to a settlement referred to in section 5(1).

Section 6 Additional Indemnification Rights: Non-Exclusivity

(1)	Scope. Nothwithstanding any other provision of this Agreement, the Corporation hereby agrees to indemnify the Director to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement, the Act, the Corporation’s articles, the Corporation’s by-laws or by any other statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of an Ontario corporation to indemnify an Agent, such changes shall, without any formality, be within the purview of the Director’s rights and the Corporation’s obligations under this Agreement. In the event of any change in applicable law, statute or rule which narrows the right of an Ontario corporation to indemnify an Agent such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(2)	Non-Exclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Director may be entitled under the Corporation’s articles, its by-laws, any other agreement by which the Corporation is bound, any vote of shareholders or disinterested directors, the Act or otherwise.

(3)	Partial Indemnification. If the Director is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines, penalties or settlements actually or reasonably incurred by the Director in the investigation, defence, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Director for that portion for which the Director is entitled to indemnification.

Section 7 Mutual Acknowledgement

Both the Corporation and the Director acknowledge that in certain instances applicable law or public policy may prohibit the Corporation from indemnifying the Director under this Agreement or otherwise. The Director understands and acknowledges that the Corporation has undertaken or may be required in the future to undertake with the regulatory authorities to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation’s right under public policy to indemnify the Director. The Director shall be entitled to be represented by counsel of his choosing at any such proceedings, with fees and related expenses to qualify as Expenses.

Section 8 The Directors’ and Officers’ Liability Insurance

(1)	Determination of Coverage. The Corporation shall, from time to time:

(i)	make a good faith determination of whether or not it is practicable for the Corporation to obtain and maintain a policy or policies of insurance with reputable insurance companies providing any or all of the Agents of the Corporation with coverage from losses from wrongful acts, insurable losses they may incur in their capacities as directors of the Corporation or to insure the Corporation’s performance of its indemnification obligations under this Agreement;

(ii)	weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage; and

(iii)	subject to section 8(3) hereof (and whether or not the Director continues to be a director of the Corporation), obtain and maintain a policy or policies of insurance on terms and with coverage limits which provide the Director with insurance coverage which is similar in all material respects to the directors’ and officers’ insurance coverage now provided by the Corporation to the Director, the particulars of which have been provided to the Director, or coverage which provides enhanced overall directors’ and officers’ insurance coverage to the Director.

(2)	Favourable Coverage. In all policies of directors’ and officers’ liability insurance maintained by the Corporation, the Director shall be named as an insured in such a manner as to provide the Director the same rights and benefits as are accorded to the most favourably insured of the directors of the Corporation.

(3)	Exceptions. Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain such insurance if the Corporation determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are excessive, that the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or that the Director is covered by similar insurance maintained by a subsidiary of the Corporation. Before acting on such a determination, the Corporation shall discuss the matter with the Director.

(4)	Notice. The Corporation agrees to provide notice of any material changes in the insurance coverage referred to in this section 8 during the period in which the Director serves as an Agent and for a period of six years thereafter.

Section 9 Severability

If any section, paragraph, clause or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or enforceable, in whole or in part, such determination shall not affect or impair and shall not be deemed to affect or impair the validity, legality or enforceability of any other section, paragraph, clause or other provision hereof and each such section, paragraph, clause or other provision shall be interpreted in such a manner as shall render them valid, legal and enforceable to the greatest extent permitted by applicable law.

Section 10 Exceptions

Any other provision herein to the contrary notwithstanding, pursuant to the terms of this Agreement the Corporation shall not be obligated:

(i)	Excluded Acts. to indemnify the Director for any acts or omissions or transactions from which a director may not be relieved of liability as set forth in the Act; or

(ii)	Claims Initiated by the Director. to indemnify or advance Expenses to the Director with respect to proceedings or claims initiated or brought voluntarily by the Director and not by way of defence, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement, the Act or any other statute or law; or

(iii)	Lack of Good Faith. to indemnify the Director for any Expenses incurred by the Director with respect to any Proceeding instituted to enforce or interpret this Agreement, if a court of competent jurisdiction determines that any of the material assertions made by the Director in such proceedings was not made in good faith or was frivolous; or

(iv)	Insured Claims. to indemnify the Director for expenses or liabilities of any type whatsoever which have been paid directly to the Director by an insurance carrier under a policy of Agents’ liability insurance maintained by the Corporation; or

(v)	Claims for Unlawful Profits. to indemnify the Director for expenses or the payment of profits arising from the purchase and sale by the Director of securities in violation of applicable securities laws; or

(vi)	Other Indemnification. to indemnify the Director for Expenses for which the Director is indemnified by the Corporation otherwise than pursuant to this Agreement.

Section 11 Effectiveness of Agreement; Continuation of Indemnity

(1)	Effectiveness. Nothing in this Agreement is intended to require or shall be construed as requiring the Corporation to do or fail to do any act in violation of applicable law. The Corporation’s inability, pursuant to applicable law or court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement.

(2)	Continuation. The indemnification and advancement of Expenses by the Corporation to the Director provided for under this Agreement shall survive and continue after termination of the Director as an officer, director, employee or other Agent as to any acts or omissions by the Director while serving in such capacity.

Section 12 Co-operation

Without restriction on its responsibilities as an indemnitor, the Corporation confirms the availability of its Directors’ and Officers’ liability insurance and its co-operation in connection with the processing of any matters for which the Director may seek indemnification from the Indemnitors under this Agreement.

Section 13 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

Section 14 Successors and Assigns

This Agreement shall be binding upon the Corporation and its successors and assigns, and shall enure to the benefit of the Director and the Director’s estate, heirs, legal representatives and assigns.

Section 15 Legal Expenses

If any action is instituted by the Director under this Agreement to enforce or interpret any of the terms hereof, the Director shall be entitled to be paid all court costs and expenses, including the reasonable fees of counsel, incurred by the Director with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that any of the material assertions made by the Director as a basis for such action were not made in good faith or were frivolous.

Section 16 Notices

All notices, requests and other communications hereunder shall be in writing, and shall be delivered by courier or other means of personal service, or sent by telecopy or mailed first class, postage prepaid, by registered mail, return receipt requested, in all cases, addressed to:

Director:	•
[address]

Corporation:	c/o Minera Peru Copper Syndicate S.A.
San Borja Norte 1302,
San Borja, Lima 41
Peru
Attention: President and Chief Executive Officer

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address.

Section 17 Consents to Jurisdiction

Any and all legal proceedings to enforce this Agreement, whether in contract, tort, equity or otherwise, shall be brought in the appropriate court in the Province of Ontario, the parties hereto hereby waiving any claim or defence that such forum is not convenient or proper. The Corporation and the Director each hereby agrees that any court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in section 16 or in any other manner authorized by Ontario law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

Section 18 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario as applied to contracts between Ontario residents entered into and performed entirely within Ontario.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

PERU COPPER INC.

By:

By:
Signed, sealed and delivered	)
in the presence of	)
)
)
Witness	)		•